Exhibit 99.1

PRIVILEDGED AND CONFIDENTIAL
Press Release

FOR IMMEDIATE RELEASE
Contact: Will Roberts
wroberts@jarrardinc.com
865-951-3930

American Renal Associates Completes Transaction with
Innovative Renal Care, a Nautic Partners Portfolio Company

BEVERLY, Mass. (January 26, 2021) — Nautic Partners and its portfolio company, Innovative Renal Care (IRC), have completed the previously announced transaction to acquire American Renal Associates Holdings, Inc. (NYSE: ARA), effective January 25, 2021. The transaction creates a unique opportunity to shape the future of kidney care during a dynamic time of change, innovation and transformation in the industry.

“As the healthcare industry continues to evolve, recent innovation throughout kidney and renal care has allowed for dramatic and exciting improvements in care delivery and patient experience,” said Nick Mendez, president and CEO of IRC. “ARA’s significant infrastructure and geographic footprint provides a unique opportunity to advance the development of a comprehensive renal care model for the patients and communities we serve.”

As a privately held company and wholly owned subsidiary of IRC, ARA will no longer be a publicly traded company on the NYSE. The organization’s dedication to exceptional patient-centered care, its core values and rich heritage will be reinforced through this transaction. ARA’s operations will remain unchanged for its patients, physicians and employees. Clinics will continue to operate under the ARA name and current ARA employees will retain their jobs and benefits.

Mendez will assume responsibilities as ARA’s new CEO and Joseph Carlucci, the co-founder and current chairman and CEO of ARA, will join the IRC Board of Managers. “I want to thank Joe for more than twenty years of leadership and wish him the best in his well-deserved retirement,” said Mendez. “We welcome him to the board and look forward to his partnership and expertise as we plan for the future of the company.”

“ARA is proud of our continued commitment to our patients and strategic physician partners,” said Carlucci. “With new resources, ARA emerges as an industry leader.”

Syed Kamal has played a pivotal role in the success of ARA and we are pleased that he has committed to continue in his role as President. He will help to strengthen the organization during the transition and as the business continues to grow and develop.

PRIVILEDGED AND CONFIDENTIAL
Press Release

“We are excited about the opportunities made possible by bringing together IRC and ARA.” said Scott Hilinski, Managing Director of Nautic Partners, LLC. “We look forward to supporting the ARA management team in executing a patient-centric strategic plan.”

The organization will continue to meet the needs of its physician partners and patients across the continuum of care. Providers and healthcare partners play a pivotal role in ARA’s care delivery, and they will keep shaping the way the organization approaches caring for end stage renal disease (ESRD) patients and providing the most seamless experience possible.

About Innovative Renal Care
Innovative Renal Care (IRC) is a pioneering network of dialysis professionals devoted to helping people with kidney disease lead their best lives as they undergo treatment. As strong allies in support of patients, family members and caregivers invested in their wellbeing, IRC partners with health systems and nephrologists to create optimal, seamless experiences for patients with ESRD. To learn more, visit irc.health.

About American Renal Associates
American Renal Associates (ARA) is a leading provider of outpatient dialysis services in the United States. ARA operates 249 dialysis clinic locations in 27 States and the District of Columbia serving more than 16,964 patients with end stage renal disease. ARA operates principally through a physician partnership model, in which it partners with local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and support, hiring the best possible staff and providing best practices management. For more information about American Renal Associates, visit www.americanrenal.com.

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